SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934

Filed by the Registrant    ( )

Filed by a Party other than the Registrant    (X)

Check the appropriate box:

( )   Preliminary Proxy Statement

( )   Definitive Proxy Statement

(X)   Definitive Additional Materials

( )   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                   Santa Fe Pacific Corporation
        Name of Registrant as Specified In Its Charter

                   Union Pacific Corporation
        (Names of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

( )   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(i)(2).

( )   $500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3).

( )   Fee computed on table below per Exchange Act Rules 14a-
      6(i)(4) and 0-11.

(X) Check box if any party of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid:  $125 on October 13, 1994
      (2)  Form, Schedule or Registration Statement No.: Schedule 14A
      (3)  Filing Party: Same as above
      (4)  Date Filed: October 13, 1994




     TO ALL SANTA FE PACIFIC SHAREHOLDERS
     FROM UNION PACIFIC CORPORATION

     "WE VIEW THIS TRANSACTION
     AS A STRATEGIC IMPERATIVE"

     This is what Union Pacific publicly stated nearly eight weeks ago when we first made an acquisition proposal to Santa Fe -- and we remain just as committed to a Union Pacific/Santa Fe combination today.

     On December 2, Santa Fe shareholders are scheduled to vote on the proposed merger with Burlington Northern. If Santa Fe shareholders reject the Burlington Northern merger, we will continue our aggressive pursuit of our proposed acquisition of Santa Fe.

                         HERE'S HOW SERIOUS WE ARE

     To show our commitment to acquire Santa Fe as soon as possible in a negotiated merger transaction, this is what we've already done:

     1. COMMENCED A CASH TENDER OFFER - WITHOUT ANY FINANCING CONDITION - to purchase approximately 57% of Santa Fe's common stock at $17.50 per share (with the remaining 43% of Santa Fe's shares receiving Union Pacific common stock in a second-step merger).(1)

     2. Proposed to pay Santa Fe shareholders a combination of cash and Union Pacific common stock that would represent A
          PREMIUM TO THE CONSIDERATION OFFERED IN THE BURLINGTON
          NORTHERN MERGER.(2)

     3. COMMITTED TO SET UP A VOTING TRUST so that you would not have to wait for or bear the risk of ICC approval in order to receive payment for your Santa Fe shares.(3)

          1 Based on Union Pacific's closing market price on November 8, 1994 (the last trading day before Union Pacific's proposal was publicly announced), the value of the consideration in the second-step merger would be equivalent to the tender offer price. Because of fluctuations in the market value of Union Pacific common stock, based on Union Pacific's closing market price on November 25, 1994, the value of the consideration in the second step merger would be less than the tender offer price.

          2    Based on closing market prices on November 25, 1994.

          3 Union Pacific has requested the Staff of the Interstate Commerce Commission ("ICC") to provide an informal, non-binding opinion to the effect that the ICC approves the use of a Voting Trust by Union Pacific without the imposition of any conditions unacceptable to Union Pacific. Receipt of such opinion is a condition of Union Pacific's acquisition proposal and of the cash tender offer. Union Pacific believes it will obtain such approval from the Staff of the ICC.

     4. DELIVERED TO SANTA FE A MERGER AGREEMENT - which is similar to the agreement Santa Fe entered into with Burlington
          Northern - and offered to commence immediate good faith merger negotiations with Santa Fe's board.

     5. SECURED THE NECESSARY FINANCING COMMITMENTS so that together with cash on hand we would be ready purchase and pay for every Santa Fe share we are tendering for upon completion of the tender offer.

     6.   ELIMINATED ANY DUE DILIGENCE CONDITION from our proposal.

                         HERE'S WHAT YOU NEED TO DO

     * Vote AGAINST the Burlington Northern merger on the GOLD proxy card.

     * Let the Santa Fe board of directors know you want it to enter into immediate good faith merger negotiations with Union Pacific

     THE SOONER NEGOTIATIONS BEGIN, THE SOONER YOU COULD RECEIVE
     PAYMENT FOR YOUR SANTA FE SHARES

     If Santa Fe shareholders approve the Burlington Northern merger, Union Pacific will withdraw its proposal and terminate the cash tender offer.

     IF SANTA FE SHAREHOLDERS REJECT THE BURLINGTON NORTHERN MERGER, UNION PACIFIC WILL STILL BE THERE.

     Vote AGAINST the Burlington Northern merger.

     Sign, date and return the GOLD proxy card today.

     [LOGO] UNION PACIFIC CORPORATION

     NOVEMBER 29, 1994
     IF YOU NEED ASSISTANCE OR INFORMATION PLEASE CALL OUR SOLICITOR:
     MORROW & CO., INC. AT (800) 662-5200.

     Union Pacific's acquisition proposal is subject, among other things, to termination of the Burlington Northern/Santa Fe merger agreement in accordance with its terms, negotiation of a mutually satisfactory merger agreement with Santa Fe in accordance with the terms of Santa Fe's existing merger agreement with Burlington Northern and approval of the respective Boards of Directors of Santa Fe and Union Pacific. A vote of stockholders of Santa Fe and Union Pacific is not required in order to consummate the cash tender offer. Approval of Santa Fe stockholders (but not Union Pacific stockholders) is required in order to consummate the second-step merger. The Union Pacific proposal is not subject to approval of the Interstate Commerce Commission (other than as referred to in footnote 3), a due diligence condition or financing. The Burlington Northern/Santa Fe merger agreement is subject to approval of the Interstate Commerce Commission and the respective stockholders of Burlington Northern and Santa Fe. Because of fluctuations in the market value of Union Pacific common stock and Burlington Northern common stock, there can be no assurances as to the actual value that Santa Fe stockholders would receive pursuant to the second-step merger contemplated by the Union Pacific proposal or the Santa Fe/Burlington Northern merger.

     This solicitation is neither an offer to sell nor a solicitation of offers to buy any securities which may be issued in any merger or similar business combination involving Union Pacific and Santa Fe. The issuance of such securities would have to be registered under the Securities Act of 1933 and such securities would be offered only by means of a prospectus complying with the requirements of such Act.



___________________________________________________________________________



          [LOGO] UNION PACIFIC
                 CORPORATION                       NEWS RELEASE
                                                   Contact: 610 861-3382
                                                   Gary F. Schuster
                                                   Vice President-
                                                   Corporate Relations
                                                   Martin Tower
                                                   Eighth and Eaton Avenues
                                                   Bethlehem, PA 18018

                                        FOR IMMEDIATE RELEASE

          ICC APPROVES UNION PACIFIC VOTING TRUST

          Bethlehem, PA, November 28, 1994 --- Union Pacific
          Corporation (NYSE: UNP) today received an opinion from the Interstate Commerce Commission authorizing the use of a voting trust in its proposed combination with Santa Fe
          Pacific Corporation (NYSE: SFX).

               "We are pleased with the ICC's prompt action," said Union Pacific President Dick Davidson. "This is all the more reason for Santa Fe to meet with us to discuss our proposal."

               Union Pacific today also sent the following letter to Santa Fe.

                                        November 28, 1994

          Mr. Robert D. Krebs
          Chairman, President and CEO
          Santa Fe Pacific Corporation
          1700 East Golf Road
          Schaumburg, IL 60173

          Dear Rob:

               In several recent communications, you have insisted that Union Pacific improve its proposal as a pre-condition to your having any discussions or sharing any information with us. We believe this position only creates an additional impediment to your establishing a fair process for the sale of Santa Fe.

               Over the last two months, we have unilaterally made three attractive proposals to negotiate an acquisition of Santa Fe. During this period, you have consistently refused to talk or to meet with us and have been unwilling to provide us with any of the confidential information that you furnished to Burlington Northern.

               As you know, the Interstate Commerce Commission today approved the use of a voting trust in our proposed acquisition. We believe our current proposal is superior to that of Burlington Northern in terms of price, form of consideration, timing and certainty. The next step should be yours. It is time to begin discussions and to share information.

                                        Sincerely,

                                        Dick Davidson
                                        President,
                                        Union Pacific Corporation
                                        Chairman and CEO,
                                        Union Pacific Railroad Company

          cc:  Board of Directors
               Santa Fe Pacific Corporation